SECURITIES AND EXCHANGE COMMISSION
				Washington D.C  20549

					SCHEDULE 13D


		   Under the Securities Exchange Act of 1934


					SPECTRX, INC.
				    (Name of Issuer)


			Common Stock, $0.001 par value
			(Title of Class of Securities)



					847635109
				    (CUSIP Number)




				H. Vaughan Blaxter, III
				  1900 Grant Building
			   Pittsburgh, Pennsylvania 15219

				     (412) 281-2620
		  (Name, address and telephone number of person
		authorized to receive notices and communications)





					July 7, 1997
		      Date of Event which Requires Filing of
				      this Statement





If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this statement, and is filing this statement because of Rule
13d-1(b) (3) or (4), check the following:						[   ]



Check the following box if a fee is being paid with this
statement:											[   ]

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	HILLMAN MEDICAL VENTURES 1993 L.P.
	I.D. #51-0345071


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	Delaware


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power

	714,286

8 	Shared Voting Power



9 	Sole Dispositive Power

	714,286

10 	Shared Dispositve Power



11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	714,286

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	9.4%

14 	Type of Reporting Person

 	PN

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	HILLMAN MEDICAL VENTURES 1994 L.P.
	I.D. #51-0353407


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	Delaware


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power

	275,953

8 	Shared Voting Power



9 	Sole Dispositive Power

	275,953

10 	Shared  Dispositve Power



11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	275,953

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	3.6%

14 	Type of Reporting Person

 	PN

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	HILLMAN MEDICAL VENTURES 1995 L.P.
	I.D. #51-0364601


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	Delaware


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power

	101,860

8 	Shared Voting Power



9 	Sole Dispositive Power

	101,860

10 	Shared Dispositve Power



11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	101,860

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	1.3%

14 	Type of Reporting Person

 	PN

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	HILLMAN MEDICAL VENTURES 1996 L.P.
	I.D. #51-0372016


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	Delaware


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power

	423,102

8 	Shared Voting Power



9 	Sole Dispositive Power

	423,102

10 	Shared Dispositve Power



11 	Aggregate Amount Beneficially Owned by Each Reporting Person

	423,102

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	5.6%

14 	Type of Reporting Person

 	PN

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	HILLMAN MEDICAL VENTURES 1997 L.P.
	I.D. #52-2028335


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	Delaware


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power

	75,000

8 	Shared Voting Power



9 	Sole Dispositive Power

	75,000

10 	Shared Dispositve Power



11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	75,000

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	1.0%

14 	Type of Reporting Person

 	PN

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	HILLMAN/DOVER LIMITED PARTNERSHIP
	I.D. #51-0386294


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	Delaware


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power



8 	Shared Voting Power

 	1,590,201

9 	Sole Dispositive Power



10 	Shared Dispositve Power

 	1,590,201

11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	1,590,201

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	21.0%

14 	Type of Reporting Person

 	PN

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	CASHON BIOMEDICAL ASSOCIATES L.P.
	I.D. #23-2555178

2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	Delaware


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power



8 	Shared Voting Power

 	1,590,201

9 	Sole Dispositive Power



10 	Shared Dispositve Power

 	1,590,201

11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	1,590,201

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	21.0%

14 	Type of Reporting Person

 	PN

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	WILMINGTON SECURITIES, INC.
	I.D. #51-0114700


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	Delaware


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power



8 	Shared Voting Power

 	1,590,201

9 	Sole Dispositive Power



10 	Shared Dispositve Power

 	1,590,201

11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	1,590,201

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	21.0%

14 	Type of Reporting Person

 	CO

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	WILMINGTON INVESTMENTS, INC.
	I.D. #51-0344688


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	Delaware


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power



8 	Shared Voting Power

 	1,590,201

9 	Sole Dispositive Power



10 	Shared Dispositve Power

 	1,590,201

11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	1,590,201

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	21.0%

14 	Type of Reporting Person

 	CO

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	THE HILLMAN COMPANY
	I.D. #25-1011286


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	Pennsylvania


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power



8 	Shared Voting Power

 	1,590,201

9 	Sole Dispositive Power



10 	Shared Dispositve Power

 	1,590,201

11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	1,590,201

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	21.0%

14 	Type of Reporting Person

 	CO

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN & C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN TRUST U/A DATED NOVEMBER 18, 1985 I.D. #18-2145466


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	Pennsylvania


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power



8 	Shared Voting Power

 	1,590,201

9 	Sole Dispositive Power



10 	Shared Dispositve Power

 	1,590,201

11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	1,590,201

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	21.0%

14 	Type of Reporting Person

 	OO

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	C. G. GREFENSTETTE
	I.D. ####-##-####


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	U.S.


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power



8 	Shared Voting Power

 	1,590,201

9 	Sole Dispositive Power



10 	Shared Dispositve Power

 	1,590,201

11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	1,590,201

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	21.0%

14 	Type of Reporting Person

 	IN

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	HENRY L. HILLMAN
	I.D. ####-##-####


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	U.S.


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power



8 	Shared Voting Power

 	1,590,201

9 	Sole Dispositive Power



10 	Shared Dispositve Power

 	1,590,201

11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	1,590,201

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	21.0%

14 	Type of Reporting Person

 	IN

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	ELSIE HILLIARD HILLMAN
	I.D. ####-##-####


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	U.S.


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power



8 	Shared Voting Power

 	1,590,201

9 	Sole Dispositive Power



10 	Shared Dispositve Power

 	1,590,201

11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	1,590,201

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	21.0%

14 	Type of Reporting Person

 	IN

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	CHARLES G. HADLEY
	I.D. ####-##-####


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	U.S.


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power



8 	Shared Voting Power

 	1,590,201

9 	Sole Dispositive Power



10 	Shared Dispositve Power

 	1,590,201

11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	1,590,201

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	21.0%

14 	Type of Reporting Person

 	IN

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	HAL S. BRODERSON
	I.D. ####-##-####


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	U.S.


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power



8 	Shared Voting Power

 	1,590,201

9 	Sole Dispositive Power



10 	Shared Dispositve Power

 	1,590,201

11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	1,590,201

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	21.0%

14 	Type of Reporting Person

 	IN

CUSIP NO. 847635109

1 	Name of Reporting Person S.S. or I.R.S. Identification No. of
	above Person

	RONALD J. BRENNER
	I.D. ####-##-####


2 	Check the Appropriate Box if Member of a Group
	(a) 	[   X   ] 	 	 	 	(b) 	[       ]


3 	SEC Use Only



4 	Source of Funds
 	OO


5  	Check if Disclosure of Legal Proceedings is Required
	Pursuant to Items 2(d) or 2(e) 	[       ]



6  	Citizenship or Place of Organization

  	U.S.


Number of Shares Beneficially Owned by Each Reporting Person With

7 	Sole Voting Power



8 	Shared Voting Power

 	1,590,201

9 	Sole Dispositive Power



10 	Shared Dispositve Power

 	1,590,201

11 	Aggregate Amount Beneficially Owned by Each Reporting Person

 	1,590,201

12 	Check Box if the Aggregate Amount in Row (11) Excludes Certain
	Shares


13 	Percent of Class Represented by Amount in Row (11)

	21.0%

14 	Type of Reporting Person

 	IN

				     SCHEDULE 13D


	This statement ("Statement") constitutes the Schedule 13D filed with the Securities and Exchange Commission (the
"Commission") on July 17, 1997 (the "Filing").

Item 1.	Security and Issuer

	This Statement relates to the Common Stock, $0.001 par value, of SpectRx, Inc., a Delaware corporation (the "Issuer"). The address of the Issuer's principal executive office is 6025A Unity
Drive, Norcross, Georgia 30071.

Item 2.	Identity and Background

	(a)	Names of persons filing (individually, the "Registrant" and
		collectively, the "Registrants"):

		Hillman Medical Ventures 1993 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P.

		Hillman Medical Ventures 1994 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P.

		Hillman Medical Ventures 1995 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P.

		Hillman Medical Ventures 1996 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P.

		Hillman Medical Ventures 1997 L.P., a Delaware limited partnership, whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P.

		Hillman/Dover Limited Partnership, a Delaware limited partnership whose general partner is Wilmington Securities, Inc.

		Cashon Biomedical Associates L.P., a Delaware limited partnership whose general partners are Charles G. Hadley, Hal S. Broderson and Ronald J. Brenner.

		Wilmington Securities, Inc., a wholly-owned subsidiary of Wilmington Investments, Inc.

		Wilmington Investments, Inc., a wholly-owned subsidiary of The Hillman Company.

		The Hillman Company, a corporation controlled by Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, as Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985.

		Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 (the "1985 Trust").

		C. G. Grefenstette

		Henry L. Hillman

		Elsie Hilliard Hillman

		Charles G. Hadley

		Hal S. Broderson

		Ronald J. Brenner

		The name, position, business address and citizenship of each director and executive officer of the entities listed above, each controlling person of such entities and each director and executive officer of any person or corporation in control of said entities, is attached hereto as Exhibit 1.

	(b)	Business Address

		The addresses of the Registrants are as follows:

		The Hillman Company and the 1985 Trust are each located at:
		1900 Grant Building
		Pittsburgh, Pennsylvania 15219

		Wilmington Securities, Inc., Wilmington Investments, Inc., Hillman/Dover Limited Partnership, Hillman Medical Ventures 1993 L.P., Hillman Medical Ventures 1994 L.P., Hillman Medical Ventures 1995 L.P., Hillman Medical Ventures
		1996 L.P. and Hillman Medical Ventures 1997 L.P. are located at:
		824 Market Street, Suite 900
		Wilmington, Delaware 19801

		Cashon Biomedical Associates L.P., Charles G. Hadley, Hal S. Broderson and Ronald J. Brenner are located at:
		One Tower Bridge, Suite 1350
		100 Front Street
		Conshohocken, Pennsylvania 19428

		C. G. Grefenstette
		2000 Grant Building
		Pittsburgh, Pennsylvania 15219

		Henry L. Hillman
		2000 Grant Building
		Pittsburgh, Pennsylvania 15219

		Elsie Hilliard Hillman
		2000 Grant Building
		Pittsburgh, Pennsylvania 15219

	(c)	Principal occupation or employment

		The principal occupations of the limited partnerships listed in response to Item 2(a) are: investments in medical area.

		The principal occupations of the corporations, listed in response to Item 2(a) are: diversified investments and operations.

		The principal occupations of the 1985 Trust is:
		diversified investments and operations.

		Charles G. Hadley
		General Partner, Cashon Biomedical Associates L.P.

		Hal S. Broderson
		General Partner, Cashon Biomedical Associates L.P.

		Ronald J. Brenner
		General Partner, Cashon Biomedical Associates L.P.

		C. G. Grefenstette
		See Exhibit 1

		Henry L. Hillman
		See Exhibit 1

		Elsie Hilliard Hillman
		See Exhibit 1

	(d)	Criminal convictions

		None of the persons named in Item 2(a)(including Exhibit
		1) have been convicted in a criminal proceeding in the last five years.

	(e)	Civil proceedings

		None of the persons listed in response to Item 2(a) (including Exhibit 1) have in the last five years been subject to a judgment, decree or final order as described in Item 2, subsection (e) of Schedule 13D.

	(f)	Citizenship

		The 1985 Trust is a Pennsylvania trust.

		Wilmington Securities, Inc. and Wilmington Investments, Inc. are Delaware corporations.

		The Hillman Company is a Pennsylvania corporation.

		Hillman/Dover Limited Partnership, Cashon Biomedical Associates L.P., Hillman Medical Ventures 1993 L.P., Hillman Medical Ventures 1994 L.P., Hillman Medical Ventures 1995 L.P., Hillman Medical Ventures 1996 L.P. and Hillman Medical Ventures 1997 L.P. are Delaware limited partnerships.

		C. G. Grefenstette, Henry L. Hillman, Elsie Hilliard Hillman, Charles G. Hadley, Hal S. Broderson and
		Ronald J. Brenner are U.S. citizens.

Item 3.	Source and Amount of Funds or Other Consideration

		None.

Item 4.	Purpose of Transaction

		On July 7, 1997, the Issuer completed a registered public offering of shares of its Common Stock. In connection with such offering, (a) Hillman Medical Ventures 1994 L.P. exercised warrants for 85,714 shares of Series A Preferred Stock for a total exercise price of $85,714, which shares converted into 61,225 shares of Common Stock; (b) Hillman Medical Ventures 1995 L.P. and Hillman
Medical Ventures 1996 L.P. exercised warrants for 53,572 shares and 21,009 shares of Common Stock, respectively, for total exercise prices of $60,000 and $23,529.60; and (c) Hillman Medical Ventures
1997 L.P. purchased 75,000 shares of Common Stock in the public offering for a price of $7.00 per share.

		Except as set forth above, the Registrants have no present plans or proposals which relate to or would result in (a) the acquisition by any person of additional securities of the Issuer or the disposition of securities of the Issuer, (b) an extraordinary corporate transaction, such as a merger, reorganization, or liquidation involving the Issuer or any of its subsidiaries, (c) a sale or transfer of a material amount of the assets of the Issuer or any of its subsidiaries, (d) any change in the present Board of Directors or Management of the Issuer including any plans or proposals to change the number or term of Directors or to fill any existing vacancies on the Board, (e) any material change in the present capitalization or dividend policy of the Issuer, (f) any other material change in the Issuer's business or corporate structure, (g) changes in the Issuer's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person, (h) causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Act of 1933, or (j) any action similar to those enumerated above.

Item 5.	Interest in Securities of the Issuer

	(a)	Beneficial Ownership

		The following is a list of the Issuer's Common Stock of which each Registrant is a direct, beneficial owner. It includes the number of shares held and the percentage of the class of such shares that are held by such Registrant.


Name 				Number of Shares 	% of Class of Shares

Hillman Medical
Ventures 1993 L.P.              714,286                 9.43%

Hillman Medical
Ventures 1994 L.P.              275,953                 3.64%

Hillman Medical
Ventures 1995 L.P.              101,860                 1.34%

Hillman Medical
Ventures 1996 L.P.              423,102                 5.59%

Hillman Medical
Ventures 1997 L.P.              75,000                   .99%


	(b)	Power to Vote or Dispose of Shares

		Each person listed above in response to Item 5(a) has the sole power to vote and to direct the vote and the sole power to dispose of and direct the disposition of those shares except as follows:

		(i)	Wilmington Securities, Inc., Wilmington Investments,
			Inc., The Hillman Company, Henry L. Hillman, as settlor and Trustee of the 1985 Trust, and Elsie Hilliard Hillman and C. G. Grefenstette, as Trustees of the 1985 Trust, may be deemed to share voting and disposition power regarding 1,590,201 shares of Common Stock held beneficially by Hillman Medical Ventures 1993 L.P., Hillman Medical Ventures 1994 L.P., Hillman Medical Ventures 1995 L.P., Hillman Medical Ventures 1996 L.P. and Hillman Medical Ventures 1997 L.P., whose general partners are Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P. Wilmington Securities, Inc. is the general partner of Hillman/Dover
			Limited Partnership.

		(ii)  As trustees of the 1985 Trust, Henry L. Hillman, Elsie
			Hilliard Hillman and C. G. Grefenstette may be deemed to own beneficially and share voting and disposition power over 1,590,201 shares of Common Stock.

		(iii)	Cashon Biomedical Associates L.P., Charles G. Hadley,
			Hal S. Broderson and Ronald J. Brenner may be deemed to own benefically and share voting and disposition power over 1,590,201 shares of Common Stock.

	(c), (d) and (e).  Not applicable.


Item 6.	Contracts, Arrangements, Understandings of Relationships
		With Respect to Securities of the Issuer

	None.

Item 7.	Material to be Filed as Exhibits

	Exhibit 1.	Information concerning officers and directors of
reporting persons and certain affiliates thereof.



				SIGNATURES

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

	 			HILLMAN MEDICAL VENTURES 1993 L.P.,
				HILLMAN MEDICAL VENTURES 1994 L.P.,
				HILLMAN MEDICAL VENTURES 1995 L.P.,
				HILLMAN MEDICAL VENTURES 1996 L.P.,
				and HILLMAN MEDICAL VENTURES 1997 L.P.

				By Hillman/Dover Limited Partnership,
				a General Partner

				By Wilmington Securites, Inc., the sole
				General Partner

				By /s/ Darlene Clarke
				----------------------------------------
				Darlene Clarke, Vice President

				By Cashon Biomedical Associates L.P.,
				a General Partner

				By /s/ Charles G. Hadley
				----------------------------------------
				Charles G. Hadley, General Partner

				By /s/ Hal S. Broderson
				----------------------------------------
				Hal S. Broderson, General Partner

				By /s/ Ronald J. Brenner
				----------------------------------------
				Ronald J. Brenner, General Partner


				HILLMAN/DOVER LIMITED PARTNERSHIP

				By Wilmington Securities, Inc.,
				the sole General Partner

				By /s/ Darlene Clarke
				---------------------------------------
				Darlene Clarke, Vice President


				CASHON BIOMEDICAL ASSOCIATES L.P.

				By /s/ Charles G. Hadley
				----------------------------------------
				Charles G. Hadley, General Partner

				By /s/ Hal S. Broderson
				----------------------------------------
				Hal S. Broderson, General Partner

				By /s/ Ronald J. Brenner
				----------------------------------------
				Ronald J. Brenner, General Partner


				WILMINGTON SECURITIES, INC.

				By /s/ Darlene Clarke
				----------------------------------------
				Darlene Clarke, Vice President


				WILMINGTON INVESTMENTS, INC.

				By /s/ Darlene Clarke
				----------------------------------------
				Darlene Clarke, Vice President


				THE HILLMAN COMPANY

				By /s/ Lawrence M. Wagner
				----------------------------------------
				Lawrence M. Wagner, President


				HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN &
				C. G. GREFESNSTETTE, TRUSTEES OF THE HENRY
				L. HILLMAN TRUST U/A DATED NOVEMBER 18, 1985

				By /s/ C. G. Grefenstette
				----------------------------------------
				C. G. Grefenstette, Trustee


				/s/ C. G. Grefenstette
				----------------------------------------
				C. G. Grefenstette


				/s/ Henry L. Hillman
				----------------------------------------
				Henry L. Hillman


				/s/ Elsie Hilliard Hillman
				----------------------------------------
				Elsie Hilliard Hillman


				/s/ Charles G. Hadley
				----------------------------------------
				Charles G. Hadley


				/s/ Hal S. Broderson
				----------------------------------------
				Hal S. Broderson


				/s/ Ronald J. Brenner
				----------------------------------------
				Ronald J. Brenner